Exhibit 99.1

American Public Education Reports Second Quarter 2010 Results

CHARLES TOWN, W.Va.--(BUSINESS WIRE)--August 5, 2010--American Public Education, Inc. (NASDAQ:APEI) – parent company of online learning provider American Public University System (APUS), which operates through American Military University (AMU) and American Public University (APU) – announced financial results for the quarter ended June 30, 2010.

Recent Highlights:

  Net course registrations increased to approximately 64,100 in the second quarter of 2010, a year-over-year increase of 34%.
  Net course registrations from new students in the second quarter of 2010 increased to approximately 13,900, an increase of approximately 24% over the same period of 2009.
  As of June 30, 2010, a total of approximately 72,300 students were enrolled in American Public University System, a year-over-year increase of 35%.
  Net course registrations from civilian students (non-active duty military) increased 53% in the second quarter of 2010, driven by a 59% increase in net course registrations from new civilian students.
  Second quarter 2010 revenues increased 30% to $46.3 million, compared to $35.7 million in the second quarter of 2009.
  Income from operations before interest income and income taxes in the second quarter of 2010 increased 34% to $11.7 million, compared to $8.8 million in the same period of 2009.
  Net income for the second quarter of 2010 increased 32% to $7.0 million or $0.37 per diluted share, compared to $5.3 million or $0.28 per diluted share in the same period of 2009.
  The Company believes increased operations activity and recent deployments across all branches of the U.S. Military is affecting net course registrations from active duty military students at AMU. American Public Education anticipates third quarter 2010 net course registrations to increase between 20% and 22%, revenue to increase between 29% and 31%, and net income to increase between 5% and 10% over the prior year period.
  American Public Education announced that its Board of Directors has authorized a program to repurchase up to $20 million worth of shares of the Company’s outstanding common stock.

Financial and Other Results:

Total revenues for the second quarter of 2010 increased 30% to $46.3 million, compared to total revenues of $35.7 million in the second quarter of 2009. Income from operations before interest income and income taxes in the second quarter of 2010 increased 34% to $11.7 million, compared to $8.8 million in the same period of 2009. Income from operations before interest income and income taxes was impacted by a $1.6 million reduction in compensation expense related to accrued incentive compensation payments for the year included in each of the respective expense categories. The reduction of accrued incentive compensation is primarily related to the Company’s expectation that it will not be required to pay the portion of annual incentive plan compensation tied to financial performance. Operating margin in the second quarter of 2010 increased to 25.3%, compared to 24.7% in the second quarter of 2009. Stock-based compensation expense reduced operating income by $722,000 in the second quarter of 2010 and $552,000 in the second quarter of 2009.

Net income for the second quarter of 2010 increased 32% to $7.0 million or $0.37 per diluted share, which includes $447,000 or $0.02 per diluted share in stock-based compensation expense net of tax. This compares to net income of $5.3 million or $0.28 per diluted share for the second quarter of 2009, including $355,000 or $0.02 per diluted share in stock-based compensation expense net of tax. The weighted average number of diluted shares outstanding for the second quarter of 2010 and 2009 was approximately 19.0 million and 18.9 million, respectively.

For the six months ended June 30, 2010, total revenues were $93.6 million, an increase of 36% compared to total revenues of $68.9 million in the same period of 2009. Income from operations before interest income and income tax for the six months ended June 30, 2010 increased to $24.9 million, compared to $17.5 million in the same period of 2009. Stock-based compensation expense reduced each period's operating income by $1.5 million and $1.1 million, respectively.

Net income for the six months ended June 30, 2010 increased 39% to $14.7 million or $0.77 per diluted share, which includes $923,000 or $0.05 per diluted share in stock-based compensation expense net of tax. This compares to net income of $10.6 million or $0.56 per diluted share in the same period of 2009, including $701,000 or $0.04 per diluted share in stock-based compensation expense net of tax. The weighted average diluted shares outstanding for the six months ended June 30, 2010 and 2009 were approximately 19.0 million and 18.9 million, respectively.

Total cash and cash equivalents as of June 30, 2010 were $86.2 million with no long-term debt. Cash from operations for the six months ended June 30, 2010 was $18.2 million, compared to $12.6 million in the same period of 2009. Capital expenditures were $8.5 million for the six months ended June 30, 2010, which compares to $4.4 million in capital expenditures in the same period of 2009. Depreciation and amortization was $3.0 million for the six months ended June 30, 2010 and $2.7 million for the same period of 2009.

Military Enrollment and Third Quarter 2010 Outlook:

The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially.

American Public Education has recently observed adverse changes in our historical pattern of growth in net course registrations from active duty military students at AMU. While the Company cannot determine all of the factors that are causing it to occur, American Public Education believes the changes in net course registrations from active duty military students may in part be due to increased operations activity and recent deployments across all branches of the U.S. Military, particularly the United States Marine Corps. The Company believes that increased demands on many active duty military personnel, combined with limited internet access associated with some deployments in Afghanistan and at sea, are likely to limit the ability of certain active duty military students to pursue higher education in the near term. The Company cannot determine whether net course registrations from active duty military students will return to previous expectations, grow more slowly than expected, remain flat or decline.

As a result, American Public University Systems plans to accelerate its existing strategic plan to address civilian markets through APU, with an emphasis on public service professionals and selected groups of working adults.

American Public Education is revising guidance for the third quarter of 2010 and is returning to its prior practice of only providing guidance for current periods. Guidance given previously for 2010 and beyond should no longer be relied upon. American Public Education anticipates third quarter 2010 net course registrations to increase between 20% and 22%, revenue to increase between 29% and 31%, and net income to increase between 5% and 10% over the prior year period.

Share Repurchase Program:

American Public Education announced that its Board of Directors has authorized a program to repurchase up to $20 million worth of shares of the Company’s common stock. Subject to market conditions, applicable legal requirements and other factors, the repurchases may be made in open market transactions, including pursuant to a trading plan adopted in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934. The repurchase program is subject to a purchase limit (“Program Share Cap”) that is intended to result in the Company having no fewer than 18,000,000 total shares of Stock outstanding; as of August 3, 2010 there were approximately 477,000 shares available for purchase in accordance with the Program Share Cap.

Net Course Registrations and Student Enrollment:

For the three months ended June 30,
	2009	2010	% Change
Net Course Registrations from New Students	11,200	13,900	24%
Net Course Registrations	47,900	64,100	34%

For the six months ended June 30,
	2009	2010	% Change
Net Course Registrations from New Students	21,800	27,200	25%
Net Course Registrations	94,500	129,000	37%

As of June 30,
	2009	2010	% Change
Total Student Enrollment	53,600	72,300	35%

Note: Net course registrations represent the aggregate number of classes in which students remain enrolled after the date by which they may drop the course without financial cost. Total student enrollment is the number of students who have completed at least one course in the last 12 months or are in the start of the second week of class for the most current semester.

Webcast:

A live webcast of the Company’s second quarter earnings conference call will be broadcast at 5:00 p.m. Eastern time today. This call will be open to listeners who log in through the Company's investor relations website, www.AmericanPublicEducation.com.

A replay of the live webcast will also be available starting approximately one hour after the conclusion of the live conference call. The replay will be archived and available to listeners for one year.

About American Public Education, Inc.

American Public Education, Inc. (NASDAQ:APEI) is an online provider of higher education focused primarily on serving the military and public service communities. American Public University System (APUS), wholly owned by APEI, comprises two universities – American Military University (AMU) and American Public University (APU). Regionally and nationally accredited, APUS serves more than 72,300 part-time students who live and work in all 50 states and in more than 100 countries; and offers more than 100 online certificate and degree programs in fields ranging from homeland security, military studies, intelligence, and criminal justice to technology, business administration, public health, and liberal arts.

Forward Looking Statements

Statements made in this press release regarding American Public Education, or its subsidiaries, that are not historical facts are forward-looking statements based on current expectations, assumptions, estimates and projections about American Public Education and the industry. These forward-looking statements are subject to risks and uncertainties that could cause actual future events or results to differ materially from such statements. Forward-looking statements can be identified by words such as "anticipate", "believe", "could", "estimate", "expect", "intend", "may", "should", "will" and "would". These forward-looking statements include, without limitation, statements regarding expected growth, military deployments and share repurchase activity. Actual results could differ materially from those expressed or implied by these forward-looking statements as a result of various factors, including the various risks described in the "Risk Factors" section and elsewhere in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 as filed with the SEC. The Company undertakes no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

American Public Education, Inc.
Consolidated Statement of Income
(In thousands, except per share data)

	Three Months Ended
	June 30,
	2010	2009
	(Unaudited)

Revenues	$46,254	$35,713
Costs and expenses:
Instructional costs and services	17,376	14,373
Selling and promotional	8,120	5,156
General and administrative	7,451	6,042
Depreciation and amortization	1,568	1,360

Total costs and expenses	34,515	26,931

Income from operations before interest income and income taxes	11,739	8,782
Interest income, net	35	29

Income before income taxes	11,774	8,811
Income tax expense	4,749	3,497

Net income	$7,025	$5,314

Net Income per common share:
Basic	$0.38	$0.29

Diluted	$0.37	$0.28

Weighted average number of common shares:
Basic	18,407,149	18,161,700

Diluted	19,032,440	18,901,803

	Six Months Ended
	June 30,
	2010	2009
	(Unaudited)

Revenues	$93,565	$68,874
Costs and expenses:
Instructional costs and services	35,401	27,116
Selling and promotional	15,229	9,487
General and administrative	15,083	12,098
Depreciation and amortization	2,976	2,657

Total costs and expenses	68,689	51,358

Income from operations before interest income and income taxes	24,876	17,516
Interest income, net	57	40

Income before income taxes	24,933	17,556
Income tax expense	10,260	7,004

Net income	$14,673	$10,552

Net Income per common share:
Basic	$0.80	$0.58

Diluted	$0.77	$0.56

Weighted average number of common shares:
Basic	18,364,843	18,108,649

Diluted	19,001,369	18,895,343

CONTACT:
American Public Education
Harry T. Wilkins, CPA
Executive Vice President and Chief Financial Officer
304-724-3722
or
Christopher L. Symanoskie
Associate Vice President, Corporate Communications
703-334-3880